FS Multi-Alternative Income Fund N-CSR

Exhibit (a)(5)

FS MULTI-ALTERNATIVE INCOME FUND

PROXY VOTING POLICIES AND PROCEDURES

FS Multi-Alternative Income Fund, a Delaware statutory trust (the “Fund”), has delegated its proxy voting responsibility to its investment adviser, FS Multi-Alternative Advisor, LLC (the “Adviser”). The Proxy Voting Policies and Procedures of the Adviser are set forth below. The guidelines are reviewed periodically by the Adviser and the Fund’s non-interested trustees, and, accordingly, are subject to change. In addition, the Adviser has delegated the responsibilities of voting and administering proxies received by the Fund to certain of the Fund’s sub-advisers with respect to the allocated portion of the Fund’s assets managed by that sub-adviser.

Introduction

As an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Adviser has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients.

These policies and procedures for voting proxies for the investment advisory clients of the Adviser are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy Policies

The Adviser will delegate to certain of its sub-adviser(s) the responsibility of voting of proxies with respect to the portion of Fund assets managed by that sub-adviser. The Adviser has delegated to certain sub-advisers the responsibility to review on a case-by-case basis each proposal submitted for a shareholder vote to determine its impact on the allocated portion of the portfolio securities held by clients of the Adviser. Although the sub-adviser will generally vote against proposals that may have a negative impact on portfolio securities, it may vote for such a proposal if there exists compelling long-term reasons to do so. The sub-adviser will provide to the Adviser its proxy voting policies and procedures and certify to its adherence to the policies and procedures. Furthermore, the sub-adviser will provide to the Adviser, in a timely manner, a record of all proxies voted. The Adviser has a responsibility to submit proxy voting records annually based on applicable federal statutes and regulations.

The proxy voting decisions of the sub-adviser will be reviewed periodically by the Adviser’s Chief Compliance Officer to ensure observance to the policies and procedures and to review that votes are not the product of a conflict of interest. The Adviser requires that: (i) anyone involved in the decision-making process disclose to the Adviser’s Chief Compliance Officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) employees involved in the decision-making process or vote administration are prohibited from revealing how the sub- adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties.

Proxy Voting Records

Information regarding how the Adviser voted proxies with respect to the Fund’s portfolio securities during the most recent 12-month period ending June 30 will be available without charge by making a written request to the Fund’s Chief Compliance Officer, FS Multi-Alternative Income Fund, 201 Rouse

Boulevard, Philadelphia, Pennsylvania 19112 or by calling the Fund collect at (215) 495-1150, or on the SEC’s website at http://www.sec.gov.